Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Dexter Congbalay (Investors)
	+1-847-943-5678	+1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Reports Q1 Results

and Reaffirms 2015 Outlook

•	Net revenues decreased 10.2% due to currency; Organic Net Revenue[1] grew 3.8%
•	Operating Income margin was 10.4%, up 60 basis points; Adjusted Operating Income[1] margin expanded 160 basis points to 13.8%
•	Diluted EPS was $0.19, up 111.1%; Adjusted EPS[1] was $0.41, up 25.6% on a constant-currency basis

DEERFIELD, Ill. – April 29, 2015 – Mondelēz International, Inc. (NASDAQ: MDLZ) today reported its first quarter 2015 results, reflecting continued strong Adjusted Operating Income margin expansion and Adjusted EPS growth on a constant currency basis, as well as solid Organic Net Revenue growth.

“We’re making good progress executing our transformation agenda. Our solid first quarter positions us well to deliver our full year 2015 outlook and 2016 margin targets,” said Irene Rosenfeld, Chairman and CEO. “We remain intently focused on productivity and cost reduction to drive strong margin expansion and earnings growth. This enables continued investment in our Power Brands2, supply chain, and sales and distribution capabilities to drive sustainable revenue and earnings growth.”

On a reported basis, net revenues were $7.8 billion, down 10.2 percent, including a negative 14.5 percentage point impact from currency. Operating income was $811 million, down 3.8 percent. Diluted EPS was $0.19, up $0.10.

Net Revenue

	Reported Net Revenues		Organic Net Revenue Growth
		% Chg
	Q1 2015	vs PY	Q1 2015	Vol/Mix		Pricing
Latin America	$1,257	(7.3)%	18.9%	(4.3	)pp	23.2	pp
Asia Pacific	1,153	(5.7)	0.3	(2.7)		3.0
Eastern Europe, Middle East & Africa	695	(17.1)	11.1	1.2		9.9
Europe	2,975	(16.4)	(0.6)	(4.0)		3.4
North America	1,682	0.9	(0.3)	(0.4)		0.1

Mondelēz International	$7,762	(10.2)%	3.8%	(2.7	)pp	6.5	pp

Emerging Markets	$2,973	(9.7)%	10.8%
Developed Markets	4,789	(10.5)	(0.5)

Power Brands	$5,404	(8.3)%	5.9%

Organic Net Revenue increased 3.8 percent, as the company raised prices to recover higher input costs, including the impact of currency. A significant portion of the price increases included the carryover benefit of pricing actions taken in 2014. While in line with the company’s expectations, volume/mix was unfavorable, largely due to price elasticity as well as strategic decisions to exit certain low-margin product lines, especially in Europe. This was partially offset by a benefit from the shift of Easter-related shipments into the first quarter. Power Brands grew 5.9 percent. Organic Net Revenue from emerging markets3 was up 10.8 percent, while developed markets4 decreased 0.5 percent.

Operating Income and Diluted EPS

	Reported			Adjusted
	Q1 2015	vs PY (Rpt Fx)		Q1 2015	vs PY (Rpt Fx)		vs PY (Cst Fx)
Gross Profit	$2,941	(8.2)%		$2,946	(8.1)%		5.5%
Gross Profit Margin	37.9%	0.8	pp	38.0%	0.9	pp

Operating Income	$811	(3.8)%		$1,072	1.8%		19.1%
Operating Income Margin	10.4%	0.6	pp	13.8%	1.6	pp

Net Earnings[5]	$324	98.8%		$687	2.7%

Diluted EPS	$0.19	111.1%		$0.41	5.1%		25.6%

Adjusted Gross Profit1 increased 5.5 percent on a constant-currency basis. Adjusted Gross Profit margin was 38.0 percent, up 90 basis points, as higher prices, supply chain productivity and improved product mix more than offset input cost inflation.

Adjusted Operating Income grew 19.1 percent on a constant-currency basis. Adjusted Operating Income margin expanded 160 basis points to 13.8 percent, driven primarily by strong gains in North America, Europe and Latin America. The company continued to reduce overheads by leveraging zero-based budgeting tools and other cost-management programs. In addition, the company maintained advertising and consumer support, especially behind its Power Brands.

Adjusted EPS grew 25.6 percent on a constant-currency basis, driven primarily by operating gains.

Share Repurchases

In the first quarter, the company repurchased $1.5 billion of its common stock at an average price of $35.98 per share.

Outlook

For 2015, the company continues to expect Organic Net Revenue growth of at least 2 percent, Adjusted Operating Income margin of approximately 14 percent, Adjusted EPS growth at a double-digit rate on a constant-currency basis and Free Cash Flow excluding items1 of $1.2 billion.

The company estimates foreign exchange translation to reduce 2015 net revenue growth by approximately 12 percentage points6 and Adjusted EPS by approximately $0.336 due to the strengthening of the U.S. dollar versus other currencies.

Conference Call

Mondelēz International will host a conference call for investors with accompanying slides to review its results at 10 a.m. ET today. Investors and analysts may participate via phone by calling 1-800-322-9079 from the United States and 1-973-582-2717 from other locations. Access to a live audio webcast with accompanying slides and a replay of the event will be available at www.mondelezinternational.com/Investor. The company will be live tweeting from the event at www.twitter.com/MDLZ.

About Mondelēz International

Mondelēz International, Inc. (NASDAQ: MDLZ) is a global snacking powerhouse, with 2014 revenue of $34 billion. Creating delicious moments of joy in 165 countries, Mondelēz International is a world leader in biscuits, chocolate, gum, candy, coffee and powdered beverages, with billion-dollar brands such as Oreo, LU and Nabisco biscuits; Cadbury, Cadbury Dairy Milk and Milka chocolate; Trident gum; Jacobs coffee and Tang powdered beverages. Mondelēz International is a proud member of the Standard and Poor’s 500, NASDAQ 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com or follow us on Twitter at www.twitter.com/MDLZ.

End Notes

1.	Organic Net Revenue, Adjusted Operating Income, Adjusted EPS, Adjusted Gross Profit and Free Cash Flow excluding items are non-GAAP financial measures. Please see discussion of non-GAAP financial measures at the end of this press release for more information.
2.	Power Brands include some of the company’s largest global and regional brands, such as Oreo, Chips Ahoy!, Ritz and belVita biscuits; Milka, Cadbury Dairy Milk and Lacta chocolate; Trident gum; Hall’s candy; Tang powdered beverages; and Jacobs, Tassimo and Carte Noire coffee.
3.	Emerging markets consist of the Latin America and Eastern Europe, Middle East and Africa regions in their entirety; the Asia Pacific region, excluding Australia, New Zealand and Japan; and the following countries from the Europe region: Poland, Czech Republic, Slovak Republic, Hungary, Bulgaria, Romania, the Baltics and the East Adriatic countries.
4.	Developed markets include the entire North America region, the Europe region excluding the countries included in the emerging markets definition, and Australia, New Zealand and Japan from the Asia Pacific region.
5.	Net earnings attributable to Mondelēz International.
6.	Currency estimate is based on spot rates as of the close of business on April 27, 2015.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “expect,” “intend,” “believe,” “would,” “estimate,” “drive,” “positions,” “target,” “outlook” and similar expressions are intended to identify our forward-looking statements, including, but not limited to, statements about: our future performance, including our future revenue growth, earnings per share, margins and cash flow; currency and the effect of foreign exchange translation on our results of operations; the costs of, timing of expenditures under and completion of our restructuring program; the cash proceeds and ownership interest to be received in the planned coffee business transactions; completion of our biscuit operation acquisition; and our Outlook, including 2015 Organic Net Revenue growth, Adjusted Operating Income margin, Adjusted EPS and Free Cash Flow excluding items. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause our actual results to differ materially from those indicated in our forward-looking statements. Such factors include, but are not limited to, risks from operating globally and in emerging markets; changes in currency exchange rates, controls and restrictions; continued volatility of commodity and other input costs; weakness in economic conditions; weakness in consumer spending; pricing actions; unanticipated disruptions to our business; competition; failing to successfully complete the planned coffee business transactions on the anticipated timeframe; the transactions, the restructuring program and our other transformation initiatives not yielding the anticipated benefits; changes in the assumptions on which the restructuring program is based; and tax law changes. Please also see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our most recently filed Annual Report on Form 10-K. Mondelēz International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP and Non-GAAP Financial Measures

(Unaudited)

The company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP” or referred to herein as “Reported”). However, management believes that certain non-GAAP financial measures should be considered when assessing the company’s ongoing performance to provide more complete information on the factors and trends affecting the company’s business. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s Reported results prepared in accordance with GAAP. In addition, the non-GAAP measures the company uses may differ from non-GAAP measures used by other companies. Because GAAP financial measures on a forward-looking basis are neither accessible nor deemed to be significantly different from the non-GAAP financial measures, and reconciling information is not available without unreasonable effort, the company has not provided that information with regard to the non-GAAP financial measures in the company’s Outlook.

DEFINITIONS OF THE COMPANY’S NON-GAAP FINANCIAL MEASURES

The company’s non-GAAP financial measures and corresponding metrics reflect how the company evaluates its operating results currently and provide improved comparability of operating results. As new events or circumstances arise, these definitions could change over time:

•	“Organic Net Revenue” is defined as net revenues excluding the impacts of acquisitions, divestitures (including businesses under sale agreements for which the company has cleared significant sale-related conditions such that the pending sale is probable as of the end of the reporting period and exits of major product lines under a sale or licensing agreement), Integration Program costs, accounting calendar changes and currency rate fluctuations.

•	“Adjusted Gross Profit” is defined as gross profit excluding the impacts of pension costs related to obligations transferred in the Spin-Off, the 2012-2014 Restructuring Program, the 2014-2018 Restructuring Program, the Integration Program and other acquisition integration costs, incremental costs associated with the planned coffee business transactions and the operating results of divestitures (including businesses under sale agreements for which the company has cleared significant sale-related conditions such that the pending sale is probable as of the end of the reporting period and exits of major product lines under a sale or licensing agreement). The company also evaluates growth in the company’s Adjusted Gross Profit on a constant currency basis.

•	“Adjusted Operating Income” and “Adjusted Segment Operating Income” are defined as operating income (or segment operating income) excluding the impacts of Spin-Off Costs, pension costs related to the obligations transferred in the Spin-Off, the 2012-2014 Restructuring Program, the 2014-2018 Restructuring Program, the Integration Program and other acquisition integration costs, the remeasurement of net monetary assets in Venezuela, the benefit from the Cadbury acquisition-related indemnification resolution, incremental costs associated with the planned coffee business transactions, impairment charges related to goodwill and intangible assets, gains or losses on divestitures or acquisitions, divestiture-related costs, acquisition-related costs and the operating results of divestitures (including businesses under sale agreements for which the company has cleared significant sale-related conditions such that the pending sale is probable as of the end of the reporting period and exits of major product lines under a sale or licensing agreement). The company also evaluates growth in the company’s Adjusted Operating Income and Adjusted Segment Operating Income on a constant currency basis.

•	“Adjusted EPS” is defined as diluted EPS attributable to Mondelēz International from continuing operations excluding the impacts of Spin-Off Costs, pension costs related to the obligations transferred in the Spin-Off, the 2012-2014 Restructuring Program, the 2014-2018 Restructuring Program, the Integration Program and other acquisition integration costs, the remeasurement of net monetary assets in Venezuela, the net benefit from the Cadbury acquisition-related indemnification resolution, losses on debt extinguishment and related expenses, the residual tax benefit impact from the resolution of the Starbucks arbitration, hedging gains or losses and incremental costs associated with the planned coffee business, impairment charges related to goodwill and intangible assets, gains or losses on interest rate swaps no longer designated as accounting cash flow hedges due to changed financing and hedging plans, gains or losses on divestitures or acquisitions, divestiture-related costs, acquisition-related costs and net earnings from divestitures (including businesses under sale agreements for which the company has cleared significant sale-related conditions such that the pending sale is probable as of the end of the reporting period and exits of major product lines under a sale or licensing agreement), and including an interest expense adjustment related to the Spin-Off transaction. The company also evaluates growth in the company’s Adjusted EPS on a constant currency basis.

•	“Free Cash Flow excluding items” is defined as Free Cash Flow (net cash provided by operating activities less capital expenditures) excluding taxes paid on the Starbucks arbitration award and cash payments associated with accrued interest and other related fees due to the company’s completion of a $2.5 billion cash tender offer for some of its outstanding long-term debt on March 20, 2015, and a $1.6 billion cash tender offer for some of its outstanding long-term debt on February 6, 2014.

See the attached schedules for supplemental financial data and corresponding reconciliations of the non-GAAP financial measures referred to above to the most comparable GAAP financial measures for the three months ended March 31, 2015 and 2014.

SEGMENT OPERATING INCOME

The company uses segment operating income to evaluate segment performance and allocate resources. The company believes it is appropriate to disclose this measure to help investors analyze segment performance and trends. Segment operating income excludes unrealized gains and losses on hedging activities (which are a component of cost of sales), general corporate expenses (which are a component of selling, general and administrative expenses), amortization of intangibles, the benefit from the Cadbury acquisition-related indemnification resolution (which is a component of selling, general and administrative expenses), gains and losses on divestitures or acquisitions and acquisition-related costs (which are a component of selling, general and administrative expenses) in all periods presented. The company excludes these items from segment operating income in order to provide better transparency of its segment operating results. Furthermore, the company centrally manages interest and other expense, net. Accordingly, the company does not present these items by segment because they are excluded from the segment profitability measure that management reviews.

ITEMS IMPACTING COMPARABILITY OF OPERATING RESULTS

The following information is provided to give qualitative and quantitative information related to items impacting comparability of operating results. The company determines which items to consider as “items impacting comparability” based on how management views the company’s business; makes financial, operating and planning decisions; and evaluates the company’s ongoing performance. In addition, the company provides the impact that changes in currency exchange rates had on the company’s financial results (referred to as “constant currency”).

Divestitures

The company excludes the operating results of businesses divested, including businesses under sale agreements for which the company has cleared significant sale-related conditions such that the pending sale is probable as of the end of the reporting period and exits of major product lines under a sale or licensing agreement.

On February 27, 2015, the company announced its agreement to sell its 50 percent interest in a Japanese coffee joint venture to its joint venture partner. During the first quarter of 2015, the company reclassified its $96 million held for sale investment from long-term other assets to other current assets, and the company recognized $32 million of tax charges related to the pending sale. In addition, the company incurred divestiture-related costs for an unrealized loss of $1 million within interest and other expense, net related to currency exchange forward contracts in the first quarter of 2015 entered into to lock in the expected after-tax sale proceeds. On April 23, 2015, the company closed the transaction and received cash proceeds of 27 billion Japanese yen. The company will contribute to Jacobs Douwe Egberts the net cash proceeds from the sale of the interest. The company did not divest any businesses during the three months ended March 31, 2014.

Acquisition

On February 16, 2015, the company acquired a U.S. snacking company (Enjoy Life Foods) within its North America segment. The acquisition added $5 million in incremental net revenues for the three months ended March 31, 2015.

Accounting Calendar Change

In connection with moving toward a common consolidation date across the company, in the first quarter of 2015, the company changed the consolidation date for the North America segment, from the last Saturday of each period to the last calendar day of each period. As a result of this change, each of the company’s operating subsidiaries now reports results as of the last calendar day of the period. The change had a favorable impact of $39 million on net revenues for the three months ended March 31, 2015.

Integration Program and other acquisition integration costs

Integration Program costs

Integration Program costs are defined as the costs associated with combining the Mondelēz International and Cadbury businesses, and are separate from those costs associated with completing the acquisition. At the end of 2013, the company completed incurring charges related to the Integration Program. The company recorded reversals to the Integration Program of $2 million in the three months ended March 31, 2014 related to accruals no longer required.

Other acquisition integration costs

In connection with the acquisition of a biscuit operation in Morocco in February 2013, the company recorded integration charges of $1 million for the three months ended March 31, 2014. The company recorded these charges in selling, general and administrative expenses within the company’s EEMEA segment.

Spin-Off Costs

On October 1, 2012, the company completed the Spin-Off of its North American grocery business, Kraft Foods Group, Inc. (“Kraft Foods Group”), to its shareholders (the “Spin-Off”). Following the Spin-Off, Kraft Foods Group is an independent public company and the company does not beneficially own any shares of Kraft Foods Group common stock. In 2014, the company concluded its Spin-Off transition plans. Historically the company has incurred Spin-Off transaction, transition and financing and related costs (“Spin-Off Costs”) in its operating results. Within selling, general and administrative expenses, the company recorded $3 million of pre-tax Spin-Off Costs in the three months ended March 31, 2014.

2012-2014 Restructuring Program

In 2012, the company’s Board of Directors approved $1.5 billion of restructuring and related implementation costs (“2012-2014 Restructuring Program”) reflecting primarily severance, asset disposals and other manufacturing-related one-time costs. The primary objective of the restructuring and implementation activities was to ensure that both Mondelēz International and Kraft Foods Group were each set up to operate efficiently and execute on their respective business strategies upon separation and in the future. Of the $1.5 billion 2012-2014 Restructuring Program costs, the company retained approximately $925 million and Kraft Foods Group retained the balance of the program. Through the end of 2014, the company incurred total restructuring and related implementation charges of $899 million, and completed incurring planned charges on the 2012-2014 Restructuring Program.

Restructuring costs

The company recorded reversals to the restructuring charges of $2 million in the three months ended March 31, 2015. The company recorded within asset impairment and exit costs charges of $42 million in the three months ended March 31, 2014. These charges were related to asset write-downs (including accelerated depreciation and asset impairments), severance and other related costs.

Implementation costs

Implementation costs are directly attributable to restructuring activities; however, they do not qualify for accounting treatment as exit or disposal activities. The company recorded implementation costs of $24 million in the three months ended March 31, 2014. Implementation costs primarily include costs to reorganize the company’s operations and facilities, the discontinuance of certain product lines and the incremental expenses related to the closure of facilities, replicating the company’s information systems infrastructure and reorganizing costs related to the company’s sales function.

Acquisition-related costs

On November 11, 2014, the company announced the pending acquisition of a biscuit operation in Vietnam. The biscuit operation will become a subsidiary within the company’s Asia Pacific segment. The company expects to close the initial phase of the transaction in mid-2015 after regulatory and other matters are resolved. The company recorded $1 million in acquisition-related costs during the three months ended March 31, 2015, which was recorded in selling, general and administrative expenses.

Remeasurement of Venezuelan net monetary assets

On February 10, 2015, the Venezuelan government combined the SICAD I and SICAD II (“SICAD”) exchange rate mechanisms and, in addition, created a new market-based SIMADI rate, while retaining the 6.30 official rate for food and other essentials. The Venezuelan government also announced an opening SICAD auction rate of 12.00 bolivars to the U.S. dollar, which as of March 31, 2015 is the prevailing SICAD rate until the company’s specific industry group auctions make U.S. dollars available at another offered SICAD rate. The company believes the SICAD rate continues to be the most economically representative rate to use to value its net monetary assets and translate its operating results in Venezuela. In the first quarter of 2015, the company recognized an $11 million remeasurement loss reflecting an increase in the SICAD exchange rate from 11.50 to 12.00 bolivars to the U.S. dollar. While the remeasurement loss is non-deductible, a $1 million net tax benefit for 2015 was recognized due to a Venezuelan tax impact related to a local deduction for the loss on certain U.S. dollar denominated liabilities. As of March 31, 2015, the company’s bolivar-denominated net monetary assets were approximately $234 million. The company’s Venezuela net revenues were $218 million or 2.8% of consolidated net revenues for the three months ended March 31, 2015.

During the three months ended March 31, 2014, the company also recorded a $142 million currency remeasurement loss related to the devaluation of the company’s net monetary assets in Venezuela at that time.

The company continues to monitor and actively manage its investment and exposures in Venezuela. If any of the three-tier currency exchange rates, or the application of the rates to the company’s business, were to change, the company would recognize additional currency losses or gains, which could be significant.

Loss on debt extinguishment and related costs

On March 20, 2015, the company completed a $2.5 billion cash tender offer for some of its outstanding high coupon long-term debt. The company recorded, within interest and other expense, net, a pre-tax loss on debt extinguishment and related expenses of $713 million during the three months ended March 31, 2015, for the amount paid in excess of the carrying value of the debt and from recognizing unamortized discounts and deferred financing costs (including deferred cash flow hedges).

On February 6, 2014, the company completed a $1.6 billion cash tender offer for some of its outstanding high coupon long-term debt. The company recorded, within interest and other expense, net, a pre-tax loss on debt extinguishment and related expenses of $494 million during the three months ended March 31, 2014 for the amount paid in excess of the carrying value of the debt and from recognizing unamortized discounts and deferred financing costs.

2014-2018 Restructuring Program

On May 6, 2014, the company’s Board of Directors approved a $3.5 billion restructuring program, comprised of approximately $2.5 billion in cash costs and $1 billion in non-cash costs (“2014-2018 Restructuring Program”), and up to $2.2 billion of capital expenditures. The primary objective of the 2014-2018 Restructuring Program is to reduce the company’s operating cost structure in both supply chain and overhead costs. The program is intended primarily to cover severance as well as asset disposals and other manufacturing-related one-time costs. The company expects to incur the majority of the program’s charges in 2015 and 2016 and to complete the program by year-end 2018.

Restructuring costs

The company recorded within asset impairment and exit costs charges of $163 million in the three months ended March 31, 2015. These charges were for asset write-downs (including accelerated depreciation and asset impairments), severance and other related costs.

Implementation costs

Implementation costs are directly attributable to restructuring activities; however, they do not qualify for special accounting treatment as exit or disposal activities. The company recorded implementation costs of $61 million in the three months ended March 31, 2015. These costs primarily relate to reorganizing the company’s operations and facilities in connection with its supply chain reinvention program and other identified productivity and cost saving initiatives. The costs include incremental expenses related to the closure of facilities, costs to terminate certain contracts and the simplification of the company’s information systems.

Unrealized hedging gains / losses and incremental costs for the planned coffee business transactions

On May 7, 2014, the company announced that it entered into an agreement to combine the company’s wholly owned coffee portfolio (outside of France) with D.E Master Blenders 1753 B.V. In conjunction with this transaction, Acorn Holdings B.V. (“AHBV”), owner of D.E Master Blenders 1753, made a binding offer to receive the company’s coffee business in France. The parties also invited the company’s partners in certain joint ventures to join the new company.

During the first quarter of 2015, the company entered into an agreement to sell its interest in a Japanese coffee joint venture to the company’s joint venture partner so they may operate the business independently. In lieu of contributing its interest in the joint venture, the company will instead contribute the net cash proceeds from the sale of the interest.

Upon completion of all proposed transactions, the company expects to receive cash of approximately €4 billion and an equity interest of approximately 49 percent in the new company, to be called Jacobs Douwe Egberts. AHBV will hold a majority share in the proposed combined company and will have a majority of the seats on the board, which will be chaired by current D.E Master Blenders 1753 Chairman Bart Becht. AHBV is owned by an investor group led by JAB Holding Company s.à r.l. The company will have certain minority rights. The transactions remain subject to regulatory approvals and the completion of employee information and consultation requirements.

In connection with the expected receipt of approximately €4 billion upon closing, the company entered into currency exchange forward contracts in the second quarter of 2014 to lock in an expected U.S. dollar value of approximately $5 billion. On February 11, 2015, the company monetized the forward contracts and realized total pre-tax gains of $939 million, of which $311 million was recognized in the first quarter of 2015 within interest and other expense, net. The company also entered into new currency exchange forward contracts to lock in an expected euro/U.S. dollar exchange rate on the expected €4 billion cash receipt that generated a $240 million unrealized gain in the first quarter of 2015. The unrealized gain was recorded within interest and other expense, net, and the asset derivative is recorded within other current assets. Based on changes in the euro/U.S. dollar exchange rate, the actual closing date of the planned coffee business transactions and the settlement dates of the hedges or other hedges the company may put into place, the actual amount of U.S. dollars the company receives could change.

The company has incurred incremental expenses related to readying its coffee businesses for the planned transactions which totaled $28 million in the three months ended March 31, 2015, and were recorded within selling, general and administrative expenses of primarily its Europe and EEMEA segments and within its general corporate expenses.

Loss related to interest rate swaps

Pre-tax gains / (losses) on amounts excluded from effectiveness testing recognized in net earnings from continuing operations included a pre-tax loss of $34 million recognized in the three months ended March 31, 2015 within interest and other expense, net related to certain U.S. dollar interest rate swaps that the company no longer designates as accounting cash flow hedges due to a change in financing and hedging plans. In the first quarter, the company’s plans to issue U.S. dollar debt changed and the company issued euro, British pound sterling and Swiss franc-denominated notes due to lower overall cost and its decision to hedge a greater portion of its net investments in operations that use these currencies as their functional currencies.

Constant currency

Management evaluates the operating performance of the company and its international subsidiaries on a constant currency basis. The company determines its constant currency operating results by dividing or multiplying, as appropriate, the current period local currency operating results by the currency exchange rates used to translate the company’s financial statements in the comparable prior year period to determine what the current period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior year period.

Schedule 1

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings

(in millions of U.S. dollars, except per share data) (Unaudited)

	For the Three Months Ended March 31,
	2015	2014	% Change Fav / (Unfav)
Net revenues	$7,762	$8,641	(10.2)%

Cost of sales	4,821	5,437	11.3%

Gross profit	2,941	3,204	(8.2)%
Gross profit margin	37.9%	37.1%

Selling, general and administrative expenses	1,924	2,265	15.1%

Asset impairment and exit costs	160	42	(100.0+ )%

Amortization of intangibles	46	54	14.8%

Operating income	811	843	(3.8)%
Operating income margin	10.4%	9.8%

Interest and other expense, net	386	720	46.4%

Earnings before income taxes	425	123	100.0+ %

Provision / (benefit) for income taxes	113	(27)	(100.0+ )%
Effective tax rate	26.6%	(22.0)%

Net earnings	312	150	100.0+ %

Noncontrolling interest	(12)	(13)	(7.7)%

Net earnings attributable to Mondelēz International	$324	$163	98.8%

Per share data:
Basic earnings per share attributable to Mondelēz International	$0.20	$0.10	100.0%

Diluted earnings per share attributable to Mondelēz International	$0.19	$0.09	111.1%

Average shares outstanding:
Basic	1,648	1,704	3.3%
Diluted	1,665	1,722	3.3%

Schedule 2

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions of U.S. dollars) (Unaudited)

	March 31,	December 31,	March 31,
	2015	2014	2014
ASSETS
Cash and cash equivalents	$1,835	$1,631	$2,331
Trade receivables, net	4,061	3,802	4,840
Other receivables, net	852	949	1,060
Inventories, net	3,421	3,480	4,027
Deferred income taxes	557	480	517
Other current assets	1,138	1,408	836

Total current assets	11,864	11,750	13,611

Property, plant and equipment, net	9,261	9,827	10,242
Goodwill	22,356	23,389	25,408
Intangible assets, net	19,434	20,335	21,992
Prepaid pension assets	51	53	55
Other assets	1,240	1,461	1,561

TOTAL ASSETS	$64,206	$66,815	$72,869

LIABILITIES AND EQUITY
Short-term borrowings	$3,688	$1,305	$2,412
Current portion of long-term debt	2,195	1,530	1,674
Accounts payable	5,199	5,299	5,372
Accrued marketing	1,872	2,047	2,274
Accrued employment costs	803	946	917
Other current liabilities	2,709	2,880	2,585

Total current liabilities	16,466	14,007	15,234

Long-term debt	12,822	13,865	14,772
Deferred income taxes	5,373	5,512	6,202
Accrued pension costs	2,406	2,912	1,862
Accrued postretirement health care costs	524	526	416
Other liabilities	2,003	2,140	2,607

TOTAL LIABILITIES	39,594	38,962	41,093

TOTAL EQUITY	24,612	27,853	31,776

TOTAL LIABILITIES AND EQUITY	$64,206	$66,815	$72,869

	March 31,	December 31,
	2015	2014	Incr/(Decr)
Short-term borrowings	$3,688	$1,305	$2,383
Current portion of long-term debt	2,195	1,530	665
Long-term debt	12,822	13,865	(1,043)

Total Debt	18,705	16,700	2,005

Cash and cash equivalents	1,835	1,631	204

Net Debt (1)	$16,870	$15,069	$1,801

(1)	Net debt is defined as total debt, which includes short-term borrowings, current portion of long-term debt and long-term debt, less cash and cash equivalents.

Schedule 3

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions of U.S. dollars)

(Unaudited)

	For the Three Months Ended March 31,
	2015	2014
CASH PROVIDED BY / (USED IN) OPERATING ACTIVITIES
Net earnings	$312	$150
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	232	262
Stock-based compensation expense	36	35
Deferred income tax provision / (benefit)	25	(98)
Asset impairments	78	12
Loss on early extinguishment of debt	708	492
Unrealized gain on planned coffee business divestiture currency hedges	(240)	—
Gain on monetization of planned coffee business divestiture currency hedges	(311)	—
Other non-cash items, net	67	48
Change in assets and liabilities, net of acquisition and divestitures:
Receivables, net	(558)	(305)
Inventories, net	(178)	(299)
Accounts payable	317	67
Other current assets	(50)	(59)
Other current liabilities	(481)	(815)
Change in pension and postretirement assets and liabilities, net	(239)	(67)

Net cash used in operating activities	(282)	(577)

CASH PROVIDED BY / (USED IN) INVESTING ACTIVITIES
Capital expenditures	(439)	(326)
Proceeds from planned coffee business divestiture currency hedge settlements	939	—
Acquisition, net of cash received	(81)	—
Proceeds from sale of property, plant and equipment and other	(2)	9

Net cash provided by / (used in) investing activities	417	(317)

CASH PROVIDED BY / (USED IN) FINANCING ACTIVITIES
Issuances of commercial paper, maturities greater than 90 days	333	1,607
Repayments of commercial paper, maturities greater than 90 days	(96)	(723)
Net issuances / (repayments) of other short-term borrowings	2,154	(68)
Long-term debt proceeds	3,601	2,994
Long-term debt repaid	(4,085)	(2,514)
Repurchase of Common Stock	(1,500)	(468)
Dividends paid	(249)	(238)
Other	27	40

Net cash provided by financing activities	185	630

Effect of exchange rate changes on cash and cash equivalents	(116)	(27)

Cash and cash equivalents:
Increase / (decrease)	204	(291)
Balance at beginning of period	1,631	2,622

Balance at end of period	$1,835	$2,331

Schedule 4a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Revenues

(in millions of U.S. dollars) (Unaudited)

	Latin America		Asia Pacific		EEMEA		Europe		North America		Mondelēz International
For the Three Months Ended March 31, 2015
Reported (GAAP)	$1,257		$1,153		$695		$2,975		$1,682		$7,762
Divestitures	—		—		—		—		—		—
Acquisitions	—		—		—		—		(5)		(5)
Accounting calendar changes	—		—		—		—		(39)		(39)
Currency	355		74		236		562		24		1,251

Organic (Non-GAAP)	$1,612		$1,227		$931		$3,537		$1,662		$8,969

For the Three Months Ended March 31, 2014
Reported (GAAP)	$1,356		$1,223		$838		$3,557		$1,667		$8,641
Divestitures	—		—		—		—		—		—

Organic (Non-GAAP)	$1,356		$1,223		$838		$3,557		$1,667		$8,641

% Change
Reported (GAAP)	(7.3)%		(5.7)%		(17.1)%		(16.4)%		0.9%		(10.2)%
Divestitures	—	pp	—	pp	—	pp	—	pp	—	pp	—	pp
Acquisitions	—		—		—		—		(0.3)		(0.1)
Accounting calendar change	—		—		—		—		(2.3)		(0.4)
Currency	26.2		6.0		28.2		15.8		1.4		14.5

Organic (Non-GAAP)	18.9%		0.3%		11.1%		(0.6)%		(0.3)%		3.8%

Schedule 4b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Revenues - Power Brands and Emerging Markets

(in millions of U.S. dollars) (Unaudited)

	Power Brands		Non-Power Brands		Mondelēz International		Emerging markets		Developed markets		Mondelēz International
For the Three Months Ended March 31, 2015
Reported (GAAP)	$5,404		$2,358		$7,762		$2,973		$4,789		$7,762
Divestitures	—		—		—		—		—		—
Acquisitions	—		(5)		(5)		—		(5)		(5)
Accounting calendar change	(30)		(9)		(39)		—		(39)		(39)
Currency	870		381		1,251		672		579		1,251

Organic (Non-GAAP)	$6,244		$2,725		$8,969		$3,645		$5,324		$8,969

For the Three Months Ended March 31, 2014
Reported (GAAP)	$5,894		$2,747		$8,641		$3,291		$5,350		$8,641
Divestitures	—		—		—		—		—		—

Organic (Non-GAAP)	$5,894		$2,747		$8,641		$3,291		$5,350		$8,641

% Change
Reported (GAAP)	(8.3)%		(14.2)%		(10.2)%		(9.7)%		(10.5)%		(10.2)%
Divestitures	—	pp	—	pp	—	pp	—	pp	—	pp	—	pp
Acquisitions	—		(0.2)		—		—		(0.1)		(0.1)
Accounting calendar change	(0.5)		(0.3)		(0.5)		—		(0.7)		(0.4)
Currency	14.7		13.9		14.5		20.5		10.8		14.5

Organic (Non-GAAP)	5.9%		(0.8)%		3.8%		10.8%		(0.5)%		3.8%

Schedule 5

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Gross Profit / Operating Income

(in millions of U.S. dollars) (Unaudited)

	For the Three Months Ended March 31, 2015
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income margin
Reported (GAAP)	$7,762	$2,941	37.9%	$811	10.4%
Integration Program and other acquisition integration costs	—	—		—
2012-2014 Restructuring Program costs	—	—		(2)
Acquisition-related costs	—	—		1
Remeasurement of net monetary assets in Venezuela	—	—		11
2014-2018 Restructuring Program costs	—	4		224
Costs associated with the planned coffee business transactions	—	1		28
Rounding	—	—		(1)

Adjusted (Non-GAAP)	$7,762	$2,946	38.0%	$1,072	13.8%
Currency		436		182

Adjusted @ Constant FX (Non-GAAP)		$3,382		$1,254

	For the Three Months Ended March 31, 2014
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income margin
Reported (GAAP)	$8,641	$3,204	37.1%	$843	9.8%
Integration Program and other acquisition integration costs	—	(1)		(1)
Spin-Off Costs	—	—		3
2012-2014 Restructuring Program costs	—	2		66
Acquisition-related costs	—	—		—
Remeasurement of net monetary assets in Venezuela	—	—		142

Adjusted (Non-GAAP)	$8,641	$3,205	37.1%	$1,053	12.2%

Currency		—		—

Adjusted @ Constant FX (Non-GAAP)		$3,205		$1,053

		Gross Profit		Operating Income
% Change - Reported (GAAP)		(8.2)%		(3.8)%
% Change - Adjusted (Non-GAAP)		(8.1)%		1.8%
% Change - Adjusted @ Constant FX (Non-GAAP)		5.5%		19.1%

Schedule 6

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Condensed Consolidated Statements of Earnings

(in millions of U.S. dollars, except per share data) (Unaudited)

	For the Three Months Ended March 31, 2015
	Operating Income	Interest and other expense / (income)	Earnings before taxes	Income taxes	Effective tax rate	Non-controlling interest	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$811	$386	$425	$113	26.6%	$(12)	$324	$0.19
Integration Program and other acquisition integration costs	—	—	—	—		—	—	—
2012-2014 Restructuring Program costs	(2)	—	(2)	(1)		—	(1)	—
Acquisition-related costs	1	—	1	—		—	1	—
Remeasurement of net monetary assets in Venezuela	11	—	11	1		—	10	0.01
Loss related to interest rate swaps	—	(34)	34	13		—	21	0.01
Loss on debt extinguishment and related expenses	—	(713)	713	261		—	452	0.27
2014-2018 Restructuring Program costs	224	—	224	49		—	175	0.11
Income / (costs) associated with the planned coffee business transactions	28	551	(523)	(196)		—	(327)	(0.20)
Divestiture-related costs	—	(1)	1	—		—	1	—
Net earnings from divestitures	—	—	—	(32)		—	32	0.02
Rounding	(1)	—	(1)	—		—	(1)	—

Adjusted (Non-GAAP)	$1,072	$189	$883	$208	23.6%	$(12)	$687	$0.41

Diluted Average Shares Outstanding								1,665

	For the Three Months Ended March 31, 2014
	Operating Income	Interest and other expense / (income)	Earnings before taxes	Income taxes	Effective tax rate	Non-controlling interest	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$843	$720	$123	$(27)	(22.0)%	$(13)	$163	$0.09
Integration Program and other acquisition integration costs	(1)	—	(1)	—		—	(1)	—
Spin-Off Costs	3	—	3	1		—	2	—
2012-2014 Restructuring Program costs	66	—	66	17		—	49	0.03
Acquisition-related costs	—	—	—	—		—	—	—
Remeasurement of net monetary assets in Venezuela	142	—	142	(8)		—	150	0.09
Loss on debt extinguishment and related expenses	—	(494)	494	188		—	306	0.18

Adjusted (Non-GAAP)	$1,053	$226	$827	$171	20.7%	$(13)	$669	$0.39

Diluted Average Shares Outstanding								1,722

Schedule 7

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Diluted EPS

(Unaudited)

	For the Three Months Ended March 31,
	Diluted EPS	% Growth
2014 Diluted EPS Attributable to Mondelēz International (GAAP)	$0.09
Spin-Off Costs	—
2012-2014 Restructuring Program costs	0.03
Integration Program and other acquisition integration costs	—
Remeasurement of net monetary assets in Venezuela	0.09
Net earnings from divestitures	—
Loss on debt extinguishment and related expenses	0.18

2014 Adjusted EPS (Non-GAAP)	0.39
Increase in operations	0.09
Change unrealized gains / (losses) on hedging activities	(0.01)
Impact on accounting calendar change	0.01
Gain on sale of property in 2014	—
Lower interest and other expense, net	0.01
Changes in shares outstanding	0.02
Changes in income taxes	(0.02)

2015 Adjusted EPS (Constant Currency) (Non-GAAP)	0.49	25.6%
Unfavorable foreign currency - translation	(0.08)

2015 Adjusted EPS (Non-GAAP)	0.41	5.1%
2012-2014 Restructuring Program costs	—
2014-2018 Restructuring Program costs	(0.11)
Remeasurement of net monetary assets in Venezuela	(0.01)
Income / (costs) associated with the planned coffee business transactions	0.20
Loss related to interest rate swaps	(0.01)
Net earnings from divestitures	(0.02)
Acquisition-related costs	—
Loss on debt extinguishment and related expenses	(0.27)

2015 Diluted EPS Attributable to Mondelēz International (GAAP)	$0.19	111.1%

Schedule 8

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Segment Data

(in millions of U.S. dollars) (Unaudited)

	For the Three Months Ended March 31, 2015
	Latin America		Asia Pacific		EEMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$1,257		$1,153		$695		$2,975		$1,682		$—	$—	$—	$—	$7,762
Divestitures	—		—		—		—		—		—	—	—	—	—

Adjusted (Non-GAAP)	$1,257		$1,153		$695		$2,975		$1,682		$—	$—	$—	$—	$7,762

Operating Income
Reported (GAAP)	$154		$146		$32		$326		$281		$(7)	$(74)	$(46)	$(1)	$811
Integration Program and other acquisition integration costs	—		—		—		—		—		—	—	—	—	—
2012-2014 Restructuring Program costs	—		(1)		—		—		(1)		—	—	—	—	(2)
Acquisition-related costs	—		—		—		—		—		—	—	—	1	1
Remeasurement of net monetary assets in Venezuela	11		—		—		—		—		—	—	—	—	11
2014-2018 Restructuring Program costs	24		29		6		129		20		—	16	—	—	224
Costs associated with the planned coffee business transactions	—		1		4		13		—		—	10	—	—	28
Divestitures	—		(1)		—		—		—		—	1	—	—	—
Rounding	—		—		—		—		—		—	(1)	—	—	(1)

Adjusted (Non-GAAP)	$189		$174		$42		$468		$300		$(7)	$(48)	$(46)	$—	$1,072
Currency	75		12		4		100		1		—	(5)	(5)	—	182

Adjusted @ Constant FX (Non-GAAP)	$264		$186		$46		$568		$301		$(7)	$(53)	$(51)	$—	$1,254

% Change - Reported (GAAP)	250.0%		(22.3)%		(50.0)%		(29.6)%		38.4%		n/m	(2.8)%	14.8%	n/m	(3.8)%
% Change - Adjusted (Non-GAAP)	1.1%		(7.4)%		(40.0)%		(5.3)%		30.4%		n/m	30.4%	14.8%	n/m	1.8%
% Change - Adjusted @ Constant FX (Non-GAAP)	41.2%		(1.1)%		(34.3)%		15.0%		30.9%		n/m	23.2%	5.6%	n/m	19.1%

Operating Income Margin
Reported %	12.3%		12.7%		4.6%		11.0%		16.7%						10.4%
Reported pp change	9.1	pp	(2.7	)pp	(3.0	)pp	(2.0	)pp	4.5	pp					0.6	pp
Adjusted %	15.0%		15.1%		6.0%		15.7%		17.8%						13.8%
Adjusted pp change	1.2	pp	(0.3	)pp	(2.4	)pp	1.8	pp	4.0	pp					1.6	pp

	For the Three Months Ended March 31, 2014
	Latin America		Asia Pacific		EEMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$1,356		$1,223		$838		$3,557		$1,667		$—	$—	$—	$—	$8,641
Divestitures	—		—		—		—		—		—	—	—	—	—

Adjusted (Non-GAAP)	$1,356		$1,223		$838		$3,557		$1,667		$—	$—	$—	$—	$8,641

Operating Income
Reported (GAAP)	$44		$188		$64		$463		$203		$7	$(72)	$(54)	$—	$843
Integration Program and other acquisition integration costs	—		—		1		(1)		—		—	(1)	—	—	(1)
Spin-Off Costs	—		—		—		—		—		—	3	—	—	3
2012-2014 Restructuring Program costs	1		—		5		32		27		—	1	—	—	66
Acquisition-related costs	—		—		—		—		—		—	—	—	—	—
Remeasurement of net monetary assets in Venezuela	142		—		—		—		—		—	—	—	—	142
Divestitures	—		—		—		—		—		—	—	—	—	—

Adjusted (Non-GAAP)	$187		$188		$70		$494		$230		$7	$(69)	$(54)	$—	$1,053
Currency	—		—		—		—		—		—	—	—	—	—

Adjusted @ Constant FX (Non-GAAP)	$187		$188		$70		$494		$230		$7	$(69)	$(54)	$—	$1,053

Operating Income Margin
Reported %	3.2%		15.4%		7.6%		13.0%		12.2%						9.8%
Adjusted %	13.8%		15.4%		8.4%		13.9%		13.8%						12.2%